Exhibit 10.1

Joint Venture Agreement

This Definitive Agreement (the “AGREEMENT”) is made and entered into as of this 1st day of June, 2023 (the “Effective Date”) by and between:

●	CarbonMeta Technologies, Inc., a Delaware corporation (File Number 3547826), whose principal place of business is located at 13110 NE 177th Place, #145, Woodinville, WA 98072, United States of America, and all of its subsidiaries (“CARBONMETA”); and

●	North Bay Resources, Inc., a Delaware corporation (File Number 3817924), whose principal place of business is located at PO Box 162, Skippack, PA 19474 (NBRI).

Introduction

●	CARBONMETA is an environmental research and development company that commercializes the processing of industrial and organic waste materials to produce high-value products economically and sustainably.

●	NBRI is a is a natural resources exploration company with current projects in North America. In British Columbia, the Company holds 100%-ownership of a multitude of significant mining properties. These include the advanced-stage Washington Project on Vancouver Island, and the Tulameen Platinum Project near Princeton, BC.

WHEREAS, the parties entered into a Binding Memorandum of Understanding (“MOU”) dated April 21, 2023, which set forth the terms and conditions for the creation of a subsidiary corporation called CarbonMeta Green Resources Canada as a Limited Liability Company in British Columbia, jointly owned and managed by NBRI and CARBONMETA, for the production of carbon-negative cementless concrete using olivine;

WHEREAS, the parties desire to further memorialize their agreement and intentions as set forth in the MOU by executing this Definitive Agreement;

WHEREAS, All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the MOU.

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NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

IT IS AGREED as follows:

1. Purpose

The parties mutually agree to create a subsidiary corporation called CarbonMeta Green Resources Canada as a Limited Liability Company in British Columbia that shall be jointly owned and managed by NBRI and CARBONMETA, and whose objective shall be production of carbon-negative cementless concrete using olivine.

Place of Business & Term. The principal place of business of the Joint Venture shall be located at Vancouver, British Columbia. The term of the Joint Venture shall commence on the execution date hereof and shall continue for 5 years from the execution date hereof provided, however, that the Joint Venture shall be dissolved prior to such date upon the sale, transfer, or disposal of the Joint Venture and the payment or satisfaction of all debts of the Joint Venture.

Capital. Separate capital accounts shall be maintained for each Joint Venturer and shall consist of the sum of its contributions to the capital of the Joint Venture plus its share of the profits of the Joint Venture, less its share of any losses of the Joint Venture, and less any distributions to or withdrawals made by or attributed to it from the Joint Venture.

The contributions from each of the Joint Venturers, for the purpose of this Joint Venture, is the sum set after the name of each Joint Venturer as follows:

North Bay Resources, Inc.	Availability of olivine from the mining claims that North Bay Resources owns; geological and operational expertise for mining and extracting olivine.

CarbonMeta Technologies, Inc.	Research and Development and Business Development expertise to process olivine into a cementitious raw material for the creation of carbon-negative concrete

The Joint Venturers shall make such other capital contributions required to enable the Joint Venture to carry out its purposes as set forth herein as the Joint Venturers may mutually agree upon. The Joint Venturers shall arrange for or provide any financing as may be required by the Joint Venture for carrying out the purposes of the Joint Venture. The terms and conditions of all such loans shall be subject to prior approval of the Joint Venturers. The Joint Venturers shall endorse, assume, or guarantee such obligations of the Joint Venture as the Joint Venturers may mutually agree upon.

Percentage Interest in the Joint Venture. The respective percentage interest in the Joint Venture owned by each Joint Venturer, respectively, is as follow:

CarbonMeta Technologies, Inc.	51%
North Bay Resources, Inc.	49%

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Profits. The net profits as they accrue for the term of this Agreement, or so long as the Joint Venturers are the owners in common of the business interest, shall be distributed between the Joint Venturers, based on the respective percentage interest in the Joint Venture owned by each Joint Venturer as follows:

CarbonMeta Technologies, Inc.	51%
North Bay Resources, Inc.	49%

Expenses of Venture. All losses and disbursements in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers, in the ratio which the contribution of each Joint Venturer bears to the total contributions.

Powers of Joint Venturers. The following powers may be exercised only upon the consent of the Joint Venturers:

(a)	The power to borrow money on the general credit of the Joint Venture in any amount, or to create, assume, or incur any indebtedness to any person or entity,
(b)	The power to make loans in any amount, to guarantee obligations of any person or entity, or to make any other pledge or extension of credit,
(c)	The power to purchase or otherwise acquire any other property except in the ordinary course of business of the Joint Venture,
(d)	The power to sell, encumber, mortgage or refinance any loan or mortgage on any of the Joint Venture property,
(e)	The power to confess any judgment against the Joint Venture, or to create, assume, incur or consent to any charge (including any deed of trust, pledge, encumbrance or security interest of any kind) upon any property or assets of the Joint Venture,
(f)	The power to spend any renovation or remodeling funds or to make any other expenditures except for routine day-to-day maintenance and operation of the Joint Venture.

2. Additional Contribution of Parties

CARBONMETA will contribute the following:

●	Funding and corporate governance expertise to incorporate CarbonMeta Green Resources Canada in British Columbia, Canada.

●	Research and Development expertise to obtain, develop and commercialize technologies to produce carbon-negative cementless concrete using olivine.

●	Research and Development expertise to obtain, develop and commercialize carbon dioxide (CO2) capture technologies that can be used for the production of carbon-negative cementless concrete using olivine

●	Business development expertise to market and sell carbon-negative cementless concrete products.

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●	Patents and trade secrets related to, but not limited to, all of the aforementioned technologies (e.g. CO2 adsorption, cement-less concrete)

NBRI will contribute the following:

●	Availability of over 100 million tons of olivine, a magnesium iron silicate that is also known as peridot and chrysolite, though its Tulameen Platinum Project that is located near Princeton, British Columbia, Canada.

●	Expertise in acquiring high-quality mining properties throughout British Columbia, Canada.

●	Expertise in scaling up mining operations to affordably extract and deliver olivine in Canada and the United States.

●	Building strong, enduring relationships with the local and provincial government agencies in British Columbia, Canada.

3. Establishment of CMGRC

3.1 Ownership Structure

●	Establish CarbonMeta Green Resources Canada as a Limited Liability Company in British Columbia, Canada with initial equity ownership as follows:

	●	51% of the equity will be owned by CarbonMeta Technologies, Inc.

	●	49% of the equity will be owned by North Bay Resources, Inc.

3.2 Activities and Operations

●	Establish CarbonMeta Green Resources Canada as a mining and processing center for the production of carbon-negative cementless concrete using olivine

●	Build and operate a production facility and demonstration program for the production of carbon-negative cementless concrete that can be distributed in North America.

3.3 Transfer Price

●	Establish an agreed upon transfer price from NBRI to CarbonMeta Green Resources Canada for purchasing olivine that shall be updated quarterly.

3.4 Supply Chain Relationships

●	Develop and establish supply chain relationships with potential North American distributors of carbon-negative cementless concrete, including but not limited to Carbon Conversion Group, Inc. (f/k/a CarbonMeta Green Building Materials, LLC). in the United States

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3.5 Licensing, Partnerships, and Sponsorships

●	Establish technology licensing relationships, industry partnerships, and marketing sponsorships related to the production of carbon-negative cementless concrete using olivine

4. Confidentiality

This AGREEMENT and all information disclosed by one party to the other in connection with the proposed collaboration shall be deemed Confidential Information as documented in the Non-Disclosure Agreement between CarbonMeta Technologies, Inc. and North Bay Resources, Inc., dated April 21, 2023.

Confidential Information. “Confidential Information” means nonpublic information that (a) the disclosing Party designates as confidential, or (b) information which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information may include, without limitation, Technology, Technology Improvements, Derivative Works, Intellectual Property Rights, Marketing Materials, ideas, sketches, photographs, plans, drawings, specifications, computer programs or software, samples, studies, findings, data, reports, projections, plant and equipment expansion plans, lists or identities of employees or customers, financial statements or other financial information, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works or authorship (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions, results and the like.

Derivative Works. “Derivative Works” means works that are based upon one or more pre-existing works, such as: (a) for copyrightable or copyrighted material, any translation, portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment, revision or other form in which such material may be recast, transformed, or adapted; (b) for patentable or patented material, any improvement thereon; and (s) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected by any of copyright, patent, and trade secret.

Intellectual Property Rights. “Intellectual Property Rights” means any and all patent, copyright, trademark, trade secret, know-how, trade dress or other intellectual or industrial property rights or proprietary rights (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations, applications and renewals thereof), whether existing now or in the future, whether worldwide or in individual countries or political subdivisions thereof, or regions, including, without limitation, the United States.

Technology. “Technology” means materials, packaging, products, know-how and methods of manufacturing thereof as provided by a Party herein and including all Intellectual Property Rights embodied therein and any Derivative Works thereof. Technology further means, without limitation, any designs, materials, methods, formulae, processes, technology, apparatus, devise, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, proprietary information, know-how, trade secrets, computer programs or software, samples, studies, findings, data, reports, projections, manufacturing specifications and methods, testing specifications and methods, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorships (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions and development results related to any materials, packaging, products, know-how and methods of manufacturing thereof.

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Technology Improvements. “Technology Improvements” means any proprietary information, know-how, trade secrets, programs, designs, processes, methods, formulae, compositions of matter, documents, materials, technology, data, Intellectual Property Rights, or Derivative Works in developments and/or conceptions created, obtained or developed by either Party alone (including through the efforts of any independent contractor or affiliate of that Party) or together with the other Party that: (a) are based on, derived from or are direct improvements to Technology, (b) can be used in or in the production of Technology, or (c) provide alternatives for use in the production of Technology that, if so used, reasonably would: (i) add Technology capability or increase Technology efficiency or quality, (ii) reduce Technology manufacturing or Technology costs, and/or (iii) facilitate the manufacturing of Technology.

5. Term and Termination

This AGREEMENT is effective from the date first written above and shall continue in force until terminated by either party giving the other party at least 90 business days prior written notice.

6. General Provisions

a)	This Agreement shall be construed and controlled by the laws of the State of Delaware (USA), and the parties further consent to jurisdiction and venue in the federal courts sitting in the United States District Court for the District of Delaware, unless no federal subject matter jurisdiction exists, in which case the parties consent to the jurisdiction and venue in the Superior Court of New Castle County, Delaware.

b)	The parties agree to comply with all applicable international and national laws that apply to (i) any Confidential Information, or (ii) any product (or any part thereof), process or service that is the direct product of the Confidential Information, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments.

c)	Severability. If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect.

d)	Successor and Assigns. This Agreement will be binding upon the successors and/or assignees of the Parties.

7. Arbitration and Equitable Relief.

a)	Arbitration. Except as provided herein, the Parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in accordance with the Delaware Rapid Arbitration Act (DRAA) for final resolution through arbitration in accordance with its then current rules. The arbitrator may grant injunctions or other relief in such dispute or controversy. In the event of arbitration, the Parties may undertake a reasonable agreement of discovery. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator’s decision in any court having jurisdiction.

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b)	Equitable Remedies. The Parties agree that it would be impossible or inadequate to measure and calculate damages from any breach of the covenants set forth herein. Accordingly, the Parties agree that if in the event of a breach of the covenants contained in this Agreement, the affected party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specify performance of any such provision of the Agreement. The Parties further agree that no bond or other security shall be required in obtaining such equitable relief and the Parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

8. Liability

a)	It is expressly understood and agreed that this AGREEMENT is intended to be enforceable by either party, and that either party may be liable to the other for damages, costs or any other legal remedies (except with respect to the obligations of Confidentiality as outlined in this AGREEMENT).

b)	If any action or proceeding is brought for enforcement of this Agreement, or because of an alleged or actual dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT.

CarbonMeta Technologies, Inc.	North Bay Resources, Inc.

/s/ Lloyd Spencer	/s/ Perry Leopold
Signature	Signature

Lloyd Spencer	Perry Leopold
Name (Print)	Name (Print)

President and CEO	CEO
Title	Title

Effective Date	Effective Date

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